Exhibit 5.1
Mayer Brown LLP 1221 Avenue of the Americas New York, New York 10020 Main Tel +1 212 506 2500 Main Fax +1 212 262 1910 www.mayerbrown.com

November 12, 2015
Ocwen Financial Corporation 1000 Abernathy Road NE, Suite 210 Atlanta, Georgia 30328

Ladies and Gentlemen:

We have acted as special counsel to Ocwen Financial Corporation, a Florida corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to an offer to exchange (the “Exchange Offer”) all of the outstanding $350 million aggregate principal amount of the Company’s 6.625% Senior Notes due 2019 (the “Original Notes”), which were issued in a transaction exempt from the registration requirements of the Securities Act, for an equal principal amount of the Company’s newly issued 6.625% Senior Notes due 2019, which are registered under the Registration Statement (the “New Notes”). The Original Notes were issued, and the New Notes will be issued, pursuant to an Indenture, dated May 12, 2014 (the “Indenture”), between the Company and The Bank Of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The terms and conditions of the Exchange Offer are set forth in the Prospectus.

In rendering the opinions expressed herein, we have examined (i) the Registration Statement, including the Prospectus, (ii) an executed copy of the Indenture, and (iii) an executed copy of the global certificate representing the New Notes. We have also examined such other documents, certificates and opinions and have made such further investigations as we have deemed necessary or appropriate for purposes of the opinions expressed below.

In expressing the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, conformed or photostatic copies and the legal competence of each individual executing any document. As to all parties, we have assumed the due authorization, execution and delivery of all documents and, other than with respect to the Company, the validity and enforceability thereof against all parties thereto in accordance with their respective terms.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Ocwen Financial Corporation

November 12, 2015

As to matters of fact (but not as to legal conclusions), to the extent we deemed proper, we have relied on certificates of responsible officers of the Company and of public officials.

Based upon, and subject to, the matters stated herein, we are of the opinion that the New Notes, when duly executed and delivered by or on behalf of the Company and authenticated by the Trustee in accordance with the Indenture, and issued in exchange for an equal principal amount of Original Notes pursuant to and in accordance with the terms of the Exchange Offer, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights or remedies generally and by equitable principles relating to enforceability, including principles of good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinions contained herein are limited to Federal laws of the United States and the laws of the State of New York. We are not purporting to opine on any matter to the extent that it involves the laws of any other jurisdiction.

The opinions expressed herein are as of the date hereof. We assume no obligation to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in applicable law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus which is filed as part of the Registration Statement, and to the filing of this opinion as an exhibit to such Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP